Exhibit 99.1

Joint Filer Information

Morgan Stanley & Co. Incorporated (“MS&Co”) has designated Morgan Stanley (“MS”) as the“Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: IMPSAT Fiber Networks, Inc. (IMFN.OB)

Date of Event Requiring Statement: September 30, 2004

Signature:	/s/ Robert G. Koppenol
By: Robert G. Koppenol, as authorized signatory for MS

Signature:	/s/ Robert G. Koppenol
By: Robert G. Koppenol, Managing Director of MS&Co.